                                                                     EXHIBIT 2.2


                               AGREEMENT OF MERGER

                                  BY AND AMONG




                               PRISON REALTY TRUST
                     A MARYLAND REAL ESTATE INVESTMENT TRUST

                                       AND

                                USCA CORPORATION
            A WHOLLY-OWNED KENTUCKY SUBSIDIARY OF PRISON REALTY TRUST

                                 ON THE ONE HAND

                                       AND

                          U.S. CORRECTIONS CORPORATION
                             A KENTUCKY CORPORATION

                                ON THE OTHER HAND







                                 APRIL 17, 1998

                                TABLE OF CONTENTS

ARTICLE I         THE MERGER....................................................................2
     Section 1.01 The Merger....................................................................2
     Section 1.02 The Closing...................................................................2
     Section 1.03 Effective Time................................................................2
     Section 1.04 Effects of the Merger.........................................................3
     Section 1.05 Constituent Documents.........................................................3
     Section 1.06 Directors.....................................................................3
     Section 1.07 Officers......................................................................3

ARTICLE II        EFFECT OF THE MERGER ON THE COMPANY CAPITAL
                  STOCK AND DERIVATIVE SECURITIES; EXCHANGE OF
                  CERTIFICATES AND DERIVATIVE SECURITIES........................................3
     Section 2.01 Effect on the Company Common Stock............................................3
     Section 2.02 Company Preferred Stock.......................................................3
     Section 2.03 Effect on Derivative Securities...............................................4
     Section 2.04 Dissenting Shares.............................................................4
     Section 2.05 Escrow of Merger Consideration................................................5
     Section 2.06 Exchange of Certificates......................................................5

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................8
     Section 3.01 Organization and Existence....................................................8
     Section 3.02 Authorization.................................................................8
     Section 3.03 Subsidiaries .................................................................8
     Section 3.04 Capital Structure.............................................................9
     Section 3.05 Organization, Existence, Good Standing and Foreign Qualifications of
                           the Company Subsidiaries.............................................9
     Section 3.06 Consents......................................................................9
     Section 3.07 Financial Information........................................................10
     Section 3.08 Legal Proceedings............................................................10
     Section 3.09 Leases and Contracts.........................................................11
     Section 3.10 Subsequent Events............................................................12
     Section 3.11 Tax Matters..................................................................13
     Section 3.12 Owned Real and Personal Property.............................................14
     Section 3.13 Environmental Matters........................................................20
     Section 3.14 Employees and Fringe Benefit Plans...........................................22
     Section 3.15 Compliance with Applicable Laws..............................................23
     Section 3.16 Labor Relations..............................................................23
     Section 3.17 Regulatory Approvals.........................................................24
     Section 3.18 Intellectual Property........................................................24
     Section 3.19 Insurance....................................................................24
     Section 3.20 SEC Filings..................................................................24

     Section 3.21 Absence of Questionable Payments...............................24
     Section 3.22 Conflicts of Interest..........................................25
     Section 3.23 Kentucky Business Combination Act..............................25
     Section 3.24 Commissions and Fees...........................................25
     Section 3.25 Opinion of Financial Advisor...................................25
     Section 3.26 Corporate Records..............................................25
     Section 3.27 Banking Relationships..........................................26
     Section 3.28 Intra-Company Debt.............................................26
     Section 3.29 Full Disclosure................................................26

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PRISON REALTY
                  AND USCA.......................................................26
     Section 4.01 Organization and Existence.....................................26
     Section 4.02 Authorization..................................................26
     Section 4.03 Consents.......................................................27
     Section 4.04 Investment Rental Property Assets..............................27
     Section 4.05 Litigation ....................................................27
     Section 4.06 Commissions and Fees ..........................................27
     Section 4.07 Opinion of Financial Advisor ..................................27
     Section 4.08 Organization and Existence of USCA.............................28
     Section 4.09 Authorization of USCA..........................................28
     Section 4.10 Consents of USCA...............................................28
     Section 4.11 Investment Rental Property Assets of USCA......................28

ARTICLE V         ADDITIONAL AGREEMENTS..........................................29
     Section 5.01 Funded Debt....................................................29
     Section 5.02 Amendment......................................................29
     Section 5.03 Cooperation ...................................................29
     Section 5.04 Indemnification of Directors and Officers .....................29
     Section 5.05 No Breach .....................................................30
     Section 5.06 Required Shareholder Notices ..................................30

ARTICLE VI        CLOSING DELIVERIES.............................................30
     Section 6.01 Deliveries by the Company......................................30
     Section 6.02 Deliveries by Prison Realty and USCA...........................31

ARTICLE VII       MISCELLANEOUS .................................................32
     Section 7.01 Survival of Representations and Warranties ....................32
     Section 7.02 Expenses.......................................................32
     Section 7.03 Notices........................................................32
     Section 7.04 Definitions....................................................34
     Section 7.05 Further Assurances ............................................35
     Section 7.06 Governing Law..................................................35

     Section 7.07 Captions.......................................................35
     Section 7.08 Integration of Exhibits and Schedules..........................35
     Section 7.09 Entire Agreement...............................................35
     Section 7.10 Counterparts...................................................35
     Section 7.11 No Rule of Construction........................................36
     Section 7.12 Specific Performance...........................................36
     Section 7.13 Severability...................................................36
     Section 7.14 Assignment; Binding Effect.....................................36
     Section 7.15 Parties in Interest............................................36

                              INDEX OF DEFINITIONS

                                                   Page Defined
ADA..........................................................15
Affiliate....................................................34
Agent.........................................................5
Agreement.....................................................1
Articles of Amendment.........................................4
Articles of Incorporation.....................................3
Articles of Merger............................................2
Balance Sheets...............................................10
Bylaws........................................................3
CCA...........................................................1
CERCLA.......................................................21
Certificates..................................................6
Chase........................................................29
Closing Date..................................................2
Closing.......................................................2
Code..........................................................1
Company.......................................................1
Company Capital Stock.........................................4
Company Common Stock .........................................3
Company Dissenting Shares.....................................4
Company Option(s).............................................4
Company Preferred Stock.......................................3
Company Returns .............................................13
Company Shareholder Approval..................................2
Company Warrant(s)............................................4
Company Warrant Consideration.................................4
Contracts ...................................................11
Corporate Records............................................25
Dismas Litigation............................................30
Effective Time ...............................................2
Engineering Documents .......................................19
Environmental Permits........................................21
Environmental Claim..........................................21
Environmental Laws...........................................21
ERISA .......................................................22
Escrow Agent..................................................5
Escrow Fund...................................................5
Excluded Personal Property ..................................19
Financial Statements.........................................10
Fixtures.....................................................19
GAAP ........................................................10
Governmental Contracts ......................................11
Governmental Entity..........................................10
Hazardous Materials .........................................21
HSR Act......................................................10
Improvements ................................................19
Indemnification and Escrow Agreement..........................5
Indemnifying Shareholder(s)...................................5
Intangible Property .........................................19
Intellectual Property........................................24
Investment Real Property.....................................27
KBCA .........................................................2
Kentucky Secretary of State...................................2
Knowledge of the Company or
  or Knowledge of a Subsidiary...............................34
Land.........................................................19
Laws.........................................................34
Lawsuits.....................................................31
Liens.........................................................8
Liquidating Subsidiary........................................1
Material Adverse Change or
  Material Adverse Effect....................................34
Material Contract(s).........................................11
Merger Consideration..........................................2
Merger........................................................1
Option Consideration..........................................4
Payment Fund..................................................5
Permitted Exceptions.........................................20
Permitted Lien...............................................34
Per Share Cash Consideration..................................3
Person.......................................................35
Personal Property ...........................................20
Plan(s)......................................................22
Plan of Liquidation...........................................1
Pre-Closing Transactions......................................1
Prison Realty.................................................1
Property.....................................................20
Purchase Price................................................1
Purchased Subsidiaries........................................1
RCRA.........................................................21

Real Property................................................20
Reportable Event ............................................22
Sanders Litigation...........................................30
SARA.........................................................21
Section 504..................................................15
Securities Act...............................................24
Stock Purchase Agreement......................................1
Subsidiary(ies)..............................................35
Surviving Corporation.........................................2
Tax .........................................................14
Third Party Provisions.......................................36
Transmittal Letter............................................6
USCA..........................................................1
USCC..........................................................1
Warranties ..................................................20
WSDF.........................................................29

                                INDEX OF EXHIBITS



Exhibit                                Description
-------                                -----------
A                          Plans of Liquidation
B                          Form of Lease Agreement
C                          Escrow Agreement
D(1) and D(2)              Transmittal Letters Delivered at Closing
E(1) and E(2)              Transmittal Letters for Paying Agent

                               INDEX OF SCHEDULES


Schedule                                    Description
--------                                    -----------
2.03(a)                    Warrants
2.03(b)                    Options
3.03                       Subsidiaries
3.04                       Exceptions to Capital Structure
3.06                       Consents
3.07                       Changes to Financial Condition
3.08                       Legal Proceedings
3.09(a)                    Contracts
3.09(b)                    Modifications, Amendments, Agreements, Transfers of Material Contracts
3.10                       Subsequent Events
3.11                       Tax Matters
3.12(a)                    Real Property
3.12(a)(iii)               Insurance Company Notice
3.12(a)(v)                 Improvements
3.12(a)(vii)               Violations
3.12(a)viii)               Defects of and Damage to Real Property
3.12(a)(ix)                Basis of Liens Against Real Property
3.12(a)(xiii)(A)           Budgets
3.12(a)(xiii)(B)           Approval of Plans and Specifications
3.12(a)(xiii)(E)           Permits and Licenses
3.12(a)(xiii)(H)           Taxes and Assessments
3.12(c)                    Items of Tangible and Intangible Personal Property
3.12(d)                    Permitted Exceptions
3.13                       Environmental Matters
3.14(a)                    Directors, Officers, Wardens, Assistant Wardens, Facility Administrators
                           and Employment Contracts, Fringe Benefits and Personnel Policies
3.14(b)                    Plan(s)
3.14(c)                    ERISA Matters
3.14(d)                    Compliance with Laws
3.14(e)                    Contracts or Agreements
3.16                       Labor Contracts and Labor Union Organizing Activities
3.17                       Regulatory Approvals
3.18                       Intellectual Property
3.19                       Insurance Matters
3.21                       Questionable Payments
3.22                       Conflicts of Interest
3.27                       Banking Relationships
3.28                       Intra-Company Debt

                               AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER (with all Schedules and Exhibits hereto, the "Agreement"), made and entered into as of the 17th day of April, 1998, by and among Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"), and USCA Corporation, a Kentucky corporation and wholly-owned subsidiary of Prison Realty ("USCA"), on the one hand, and U.S. Corrections Corporation, a Kentucky corporation (the "Company"), on the other hand.

                              W I T N E S S E T H:

         WHEREAS, on the date hereof, the Company, USCC, Inc., a wholly-owned subsidiary of the Company ("USCC"), and Corrections Corporation of America, a Tennessee corporation ("CCA"), have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), whereby CCA has agreed to purchase all of the outstanding capital stock of eight wholly-owned subsidiaries of USCC (the "Purchased Subsidiaries");

         WHEREAS, in connection with and immediately prior to the purchase of the capital stock of the Purchased Subsidiaries by CCA, the Company will effect a series of transactions which will consist of the following (all of which will occur immediately prior to the closing with respect to the Stock Purchase Agreement): (i) certain of the Purchased Subsidiaries (collectively, the "Liquidating Subsidiaries" and individually, a "Liquidating Subsidiary") will each adopt a plan of complete liquidation, the form of which is attached hereto as Exhibit A (each, a "Plan of Liquidation"); (ii) each Liquidating Subsidiary, pursuant to such plan of complete liquidation, will distribute to USCC all real property together with all equipment, furniture, inventory and other assets (excluding certain management contracts for the management and operation of correctional and detention facilities) held by such Liquidating Subsidiary, subject to all liabilities of such Liquidating Subsidiary; and (iii) each Liquidating Subsidiary and USCC will enter into a lease agreement in form substantially similar to that attached hereto as Exhibit B relating to the real property distributed by the Liquidating Subsidiary (the foregoing series of transactions, together with the transactions contemplated by the Stock Purchase Agreement, are referred to collectively, as the "Pre-Closing Transactions");

         WHEREAS, the Company and CCA will cause an election to be made under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to CCA's purchase of the capital stock of the Liquidating Subsidiaries;

         WHEREAS, the Board of Trustees of Prison Realty and the respective Boards of Directors of USCA and the Company have approved the merger of USCA with and into the Company (the "Merger"), with the Company being the surviving entity, upon the terms and conditions set forth in this Agreement, whereby all issued and outstanding shares of Company Common Stock (as hereinafter defined), all issued and outstanding Company Warrants (as hereinafter defined) and all issued and outstanding Company Options (as hereinafter defined) will be purchased by Prison Realty for an aggregate purchase price of $157,106,000 (the "Purchase Price"), less the $2,071,111 required to pay any accrued but unpaid dividends on the Company Preferred Stock (as hereinafter defined) (the Purchase Price following such deduction being the "Merger Consideration");

         WHEREAS, the Merger requires the written consent and approval of this Agreement by not less than eighty percent (80%) of the holders of the outstanding shares of the Company Capital Stock (as hereinafter defined) in accordance with laws of the Commonwealth of Kentucky (the "Company Shareholder Approval"); and

         WHEREAS, Prison Realty, USCA and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, conditions, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01 THE MERGER. Upon the terms and conditions set forth in this Agreement, and in accordance with Subtitle 11 of the Kentucky Business Corporation Act, as amended (the "KBCA"), USCA shall be merged with and into the Company at the Effective Time (as hereinafter defined) (the Company after the Effective Time is sometimes hereinafter referred to as the "Surviving Corporation"). Following the Effective Time, the separate existence of USCA shall cease and the Company shall continue as the surviving entity as a wholly-owned corporate subsidiary of Prison Realty incorporated under the laws of the Commonwealth of Kentucky, and shall succeed to and assume all of the rights and obligations of USCA in accordance with the KBCA.

         SECTION 1.02 THE CLOSING. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the date hereof (the "Closing Date"), at the offices of Stokes & Bartholomew, P.A., Nashville, Tennessee, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 1.03 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, articles of merger and all other appropriate documents (in any such case, the "Articles of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the KBCA with the Secretary of State of the Commonwealth of Kentucky (the "Kentucky Secretary of State"). The Merger shall become effective at such time as the Articles of Merger are duly filed and become effective with the Kentucky Secretary of State or at such other date and/or time as Prison Realty, USCA and the Company shall agree should be specified in the Articles of Merger (the "Effective Time").

         SECTION 1.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in ss.271B.11-060 of the KBCA.

         SECTION 1.05 CONSTITUENT DOCUMENTS. Pursuant to the Merger, (a) the Articles of Incorporation, as amended, of the Company in effect immediately prior to the Effective Time, as may be further amended by the filing of the Articles of Merger with the Kentucky Secretary of State (the "Articles of Incorporation"), will become, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation until duly amended after the Closing; and

         (b) The Bylaws of USCA in effect immediately prior to the Effective Time (the "Bylaws") will become, from and after the Effective Time, the Bylaws of the Surviving Corporation until duly amended after the Closing.

         SECTION 1.06 DIRECTORS. The members of the board of directors of USCA immediately prior to the Effective Time shall be the members of the board of directors of the Surviving Corporation, to hold such office in accordance with the Articles of Incorporation, Bylaws and other organizational documentation of the Surviving Corporation.

         SECTION 1.07 OFFICERS. The officers of USCA immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office in accordance with the Articles of Incorporation and Bylaws and other organizational documentation of the Surviving Corporation.

                                   ARTICLE II
                       EFFECT OF THE MERGER ON THE COMPANY
                    CAPITAL STOCK AND DERIVATIVE SECURITIES;
               EXCHANGE OF CERTIFICATES AND DERIVATIVE SECURITIES

         SECTION 2.01 EFFECT ON THE COMPANY COMMON STOCK. Subject to Sections
2.04 and 2.05 hereof, by virtue of the Merger and without any action on the part of the Company or any holder of the common stock of the Company, no par value per share (the "Company Common Stock"), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are exercised and perfected under ss.271B.13-010 through ss.271B.13-310 of the KBCA), shall be converted as of the Effective Time into the right to receive from Prison Realty following the Merger an amount in cash equal to $33.49332 (the "Per Share Cash Consideration"). The Per Share Cash Consideration will be payable without interest, upon the surrender of the certificates representing shares of Company Common Stock and other documentation specified in Section 2.06 hereto.

         SECTION 2.02 COMPANY PREFERRED STOCK. Immediately prior to the Effective Time, first, $2,071,111 of the Purchase Price shall be paid to the holders of the Company's 8.0% Series A Cumulative Convertible Redeemable Preferred Stock, no par value per share (the "Company Preferred Stock") to pay all accrued but unpaid dividends thereon, and second, the Company and the holders of shares of the Company Preferred Stock shall cause all issued and outstanding shares of Company Preferred Stock to be converted to shares of Company Common Stock pursuant to Section 2A.02 of the Articles of Amendment to the Company's Articles of Incorporation filed with the Kentucky Secretary of State on December 31, 1996 (the "Articles of Amendment") (the Company Common Stock and the Company Preferred Stock are referred to herein collectively, as the "Company Capital Stock").

         SECTION 2.03 EFFECT ON DERIVATIVE SECURITIES.

         (a) Company Warrants. Schedule 2.03(a) hereto sets forth a list of all warrants issued by the Company entitling the holder thereof to purchase shares of Company Common Stock (each a "Company Warrant," and collectively, the "Company Warrants"). Subject to Section 2.05 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Warrant, each Company Warrant shall be converted as of the Effective Time into the right to receive from Prison Realty an amount in cash equal to the following: the product of (x) the excess of Per Share Cash Consideration over the exercise price per share of the Company Common Stock subject to the Company Warrant multiplied by (y) the number of shares of Company Common Stock subject to such Company Warrant (the "Company Warrant Consideration"). The Company Warrant Consideration will be payable without interest, upon the surrender of the instrument representing the Company Warrant and other documentation specified in Section 2.06 hereto.

         (b) Company Options. Schedule 2.03(b) hereto sets forth a list of options to purchase shares of Company Common Stock granted by the Company, whether or not granted pursuant to a Plan (as hereinafter defined) of the Company (each a "Company Option" and collectively, the "Company Options"). Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, the committee(s) administering any applicable Plan) shall adopt resolutions or take other actions with respect to all Company Options to effect the cancellation thereof upon the Effective Time in exchange for, subject to
Section 2.05 hereof, a cash payment equal to the product of (x) the excess of Per Share Cash Consideration over the exercise price per share of the Company Common Stock subject to the Company Option multiplied by (y) the number of shares of Company Common Stock subject to such Company Option (the "Option Consideration"); provided, however, that Prison Realty and USCA acknowledge that cancellation of a Company Option in exchange for such consideration shall not be effective until such time as the holder of such Company Option executes a consent (which shall be contained in a Transmittal Letter (as hereinafter defined)) to the cash settlement of any Company Option. The Option Consideration will be payable without interest, upon the surrender of the instrument representing the Company Option and other documentation specified in Section
2.06 hereto.

         SECTION 2.04 DISSENTING SHARES. Any shares of Company Capital Stock held by a holder entitled to relief as a dissenter under ss.271B.13-010 through ss.271B.13-310 of the KBCA (the "Company Dissenting Shares") shall not be converted into the right to receive the Per Share Cash Consideration in accordance with Section 2.01 hereof but rather shall be canceled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the KBCA unless and until the right of such holder to receive fair value for such Company Dissenting Shares terminates in accordance with ss.271B.13-230 or ss.271B.13-280 of the KBCA. If such right is terminated otherwise than by the purchase of such shares by Prison Realty, then such shares shall cease to be Company Dissenting Shares and shall represent the right to receive the Per Share Cash Consideration in accordance with Section 2.01 hereof.

         SECTION 2.05 ESCROW OF MERGER CONSIDERATION. Contemporaneous with the execution of this Agreement, Prison Realty, USCA, First Union National Bank, as Escrow Agent (the "Escrow Agent"), and certain of the holders of the Company Preferred Stock, the Company Common Stock, the Company Warrants and the Company Options (collectively, the "Indemnifying Shareholders" and individually, an "Indemnifying Shareholder") have entered into an Indemnification and Escrow Agreement (the "Indemnification and Escrow Agreement"), a copy of which is attached hereto as Exhibit C. To secure any claims by Prison Realty for indemnification pursuant to the Indemnification and Escrow Agreement, an aggregate amount equal to $8,000,000 (the "Escrow Fund") shall be deducted from the portion of the Merger Consideration otherwise payable to the Indemnifying Shareholders and deposited with the Escrow Agent. The Escrow Fund shall be held in accordance with the terms and conditions of the Indemnification and Escrow Agreement.

         SECTION 2.06 EXCHANGE OF CERTIFICATES.

         (a) Paying Agent. First Union National Bank shall act as the paying agent and dissenters' rights agent (the "Agent") with respect to the Merger pursuant to an agent agreement on terms reasonably satisfactory to each of Prison Realty and the Company. At or prior to the Effective Time, Prison Realty shall deposit with the Agent, for the benefit of the holders of the shares of Company Common Stock, the Company Warrants and the Company Options, cash in an amount sufficient to pay the Merger Consideration (less any amounts paid in cash on the Closing Date pursuant to Section 2.06(b) hereof) required to be paid pursuant to this Agreement in exchange for all the issued and outstanding shares of Company Common Stock, Company Warrants and Company Options (other than shares of Company Common Stock and Company Warrants and Company Options exchanged pursuant to Section 2.06(b)) (such cash amount being hereinafter referred to as the "Payment Fund"). The Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 2.01 and 2.03 hereof.

         (b) Payment to Certain Persons on the Closing Date. Notwithstanding anything to the contrary contained herein, on the Closing Date, Prison Realty shall pay to each Indemnifying Shareholder by wire transfer of immediately available funds to such account or accounts as the Indemnifying Shareholder shall designate prior to Closing an amount equal to (x) solely in respect of the former holders of the Company Preferred Stock, the accrued but unpaid dividends thereon and (y) the Per Share Cash Consideration, Company Warrant Consideration and Option Consideration, as the case may be, payable in respect of the shares of Company Common Stock, the Company Warrants and Company Options held by such holders, less the product of $8,000,000 multiplied by the percentage set forth next to each Indemnifying Shareholder's name on
Schedule 1 to the Indemnification and Escrow Agreement. Each Indemnifying Shareholder shall surrender to the Company the certificate or certificates representing the shares of Company Capital Stock, and the instrument or instruments representing the Company Warrants and Company Options, as the case may be, held by such holder, together with the appropriate letter of transmittal, forms of which are attached hereto as Exhibits D(1) and D(2).

         (c) Exchange Procedures. Promptly after the Effective Time, Prison Realty shall cause the Agent to mail to each holder of record of a certificate or certificates representing shares of Company Common Stock (the "Certificates"), Company Warrant or Company Option, whose shares, Company Warrants or Company Options were converted into the right to receive the Per Share Cash Consideration, the Company Warrant Consideration or the Option Consideration, respectively, in accordance with Section 2.01 or Section 2.03 hereof, other than those holders who surrendered Certificates, Company Warrants or Company Options to the Company for payment pursuant to Section 2.06(b) hereof, (i) the appropriate transmittal letter and dissenters' rights notice, forms of which are attached hereto as Exhibits E(1) and E(2) (the "Transmittal Letter"), and (ii) instructions for use in effecting the surrender of the Certificates, Company Warrants or Company Options in exchange for the appropriate consideration. Upon surrender of a Certificate, Company Warrant or Company Option to the Agent, together with a Transmittal Letter, duly executed, and such other documents as may reasonably be required by the Agent, the holder of such Certificate, Company Warrant or Company Option shall be entitled to receive in exchange therefor, as appropriate, either (i) the amount of cash into which the number of shares of Company Common Stock previously represented by such Certificate has been converted pursuant to Section 2.01 hereof, (ii) the Company Warrant Consideration, or (iii) the Option Consideration, as applicable. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, and only if, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Prison Realty that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.06, each Certificate, Company Warrant and Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon its surrender the appropriate consideration as contemplated by this
Section 2.06.

         (d) No Further Ownership Rights in the Company Common Stock, Company Warrants or Company Options. All cash paid upon the surrender for exchange of Certificates, Company Warrants or Company Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Warrants, Company Options and the shares of Company Common Stock theretofore represented by such Certificate (except, with respect to the Indemnifying Shareholders only, the right to receive their interest, if any, in any distribution to which they are entitled from the Escrow Fund in accordance with the terms of the

Indemnification and Escrow Agreement), and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of any of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and, if, after the Effective Time, any Certificates, Company Warrants or Company Options are presented to Prison Realty or the Agent for any reason, they shall be canceled against delivery for cash as provided in this Article II, except as otherwise provided by law.

         (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates, Company Warrants or Company Options for six (6) months after the Effective Time shall be delivered to Prison Realty, upon demand, and any holders of the Certificates, Company Warrants or Company Options who have not theretofore complied with this Article II shall thereafter look only to Prison Realty for payment of their claim for their pro-rata share of the Merger Consideration.

         (f) No Liability. None of Prison Realty, USCA, the Company or the Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Company Warrant or Company Option shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such cash previously payable as Merger Consideration shall, to the extent permitted by applicable law, become the property of Prison Realty, free and clear of all claims or interest of any person previously entitled thereto.

         (g) Investment of Payment Fund. The Agent shall invest any cash held in the Payment Fund, as directed by Prison Realty, on a daily basis. Any interest and other income resulting from such investments shall be paid to Prison Realty.

         (h) Lost Certificates. If any Certificate, Company Warrant or Company Option shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as hereinafter defined) claiming such Certificate, Company Warrant or Company Option to be lost, stolen or destroyed and, if required by Prison Realty, the posting by such Person of a bond in such reasonable and customary amount as Prison Realty may direct as indemnity against any claim that may be made against it with respect to such Certificate, Company Warrant or Company Option, the Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, Company Warrant or Company Option, the appropriate consideration with respect thereto.

         (i) Withholding Rights. Prison Realty shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of the Company Common Stock, Company Warrants or Company Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. After the Effective Time, the Surviving Corporation shall pay all applicable Federal, state and local withholding taxes due in connection with the settlement and cancellation of all Company Common Stock, Company Warrants and Company Options.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         The Company hereby represents and warrants to Prison Realty as follows:

         SECTION 3.01 ORGANIZATION AND EXISTENCE. The Company is a corporation duly incorporated, duly organized and validly existing and in good standing under the laws of the Commonwealth of Kentucky with full corporate power and authority to own its properties and conduct its business as now conducted, and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined).

         SECTION 3.02 AUTHORIZATION. The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and has taken all action required to authorize the execution, delivery, and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the consummation of the Merger hereunder has been approved by the Board of Directors of the Company and the Company Shareholder Approval has been obtained. The Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company by its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         SECTION 3.03 SUBSIDIARIES. Attached as Schedule 3.03 hereto is a complete list of each Subsidiary (as hereinafter defined) of the Company, which schedule shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Company. Except as set forth in Schedule 3.03 hereto, the Company does not own, directly or indirectly, any capital stock or other equity interest in any other corporation, partnership, joint venture, limited liability company or business organization. All of the outstanding shares of capital stock of each Subsidiary owned by the Company or another Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.03 hereto, all shares of capital stock or other equity interests of each Subsidiary owned by the Company or any Subsidiary are owned by the Company or such Subsidiary, either directly or indirectly, free and clear of all claims, liens, charges, restrictions, equities, pledges, security interests or encumbrances of any kind (collectively, "Liens").

         SECTION 3.04 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 28,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value per share, all of which has been designated as Company Preferred Stock. As of the date hereof, (i) 1,688,441 shares of Company Common Stock are issued and outstanding, (ii) 1,428,571 shares of Company Preferred Stock are issued and outstanding, (iii) 922,500 Company Options are issued and outstanding and (iv) 1,246,390.857 Company Warrants are issued and outstanding. Other than as set forth above, as of the date hereof, there are no outstanding shares of Company Capital Stock or options or warrants or other rights to acquire shares of Company Capital Stock from the Company. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding. Except as set forth in Schedule 3.04 hereto, all of the issued and outstanding shares of Company Capital Stock are duly and validly issued and are fully paid and nonassessable, and not subject to preemptive rights. Except as set forth in
Schedule 3.04 hereto, all of the shares of Company Common Stock which may be issued upon conversion of the Company Preferred Stock will be, when issued, fully paid, nonassessable and not subject to preemptive rights. Other than as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary of the Company is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking. Except as set forth in Schedule 3.04 hereto, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. At the Effective Time, there will be no liability for dividends declared or accumulated but unpaid with respect to any of the Company Capital Stock; provided, that immediately prior to the Effective Time, all accrued and unpaid dividends on the Company Preferred Stock shall be declared and paid.

         SECTION 3.05 ORGANIZATION, EXISTENCE, GOOD STANDING AND FOREIGN QUALIFICATIONS OF THE COMPANY SUBSIDIARIES. Each Subsidiary of the Company is duly incorporated, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation with full corporate power and authority to own its properties and conduct its business as now conducted, and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify would have a Material Adverse Effect.

         SECTION 3.06 CONSENTS. Except as set forth on Schedule 3.06 hereto, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the articles of incorporation or the bylaws of the Company; (b) require any filing with, or permit, authorization, waiver, consent, declaration or approval of, or notice to or declaration with any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any Federal, state or local governmental or regulatory authority, agency, department, board, commission or instrumentality, and court, tribunal or arbitrator and any self-regulatory organization (each a "Governmental Entity") including any filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (the "HSR Act"); provided, that the representation made in this Section 3.06 as to filings under the HSR Act is made in reliance upon the representations and warranties of Prison Realty and USCA contained in Sections 4.04 and 4.11 hereof, respectively;
(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it, the Company, its Subsidiaries or any of its properties or assets may be bound or (d) violate any Law (as hereinafter defined) applicable to the Company or any of its properties or assets.

         SECTION 3.07 FINANCIAL INFORMATION. The Company has previously furnished to USCA and Prison Realty the audited consolidated balance sheets (the "Balance Sheets") of the Company and the Subsidiaries as at December 31, 1997, 1996 and 1995, as applicable, and the related audited consolidated statements of income, cash flows and shareholder's equity for the Company and the Subsidiaries for the fiscal years then ended. All such financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and were prepared from the books and records of the Company and the Subsidiaries. The Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods ended on the dates thereof. Since December 31, 1997,
(i) there has been no change in the assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, from that reflected in the Company's Balance Sheet as at December 31,1997 except as set forth on
Schedule 3.07 hereto and for changes in the ordinary course of business consistent with past practice or which have not had a Material Adverse Effect, and (ii) none of the business, financial condition, operations, property or affairs of the Company and its Subsidiaries, taken as a whole, has been affected by any occurrence or development, individually or in the aggregate, which has had a Material Adverse Effect.

         SECTION 3.08 LEGAL PROCEEDINGS. Except as disclosed in Schedule 3.08 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened by or against or otherwise affecting the Company or its Subsidiaries or the Property (as hereinafter defined) (or the transactions contemplated by this Agreement) at law or in equity or before or by any Governmental Entity, which will result in liability in excess of $100,000.

         SECTION 3.09 LEASES AND CONTRACTS.

         (a) Schedule 3.09(a) hereto sets forth a list of all written or oral leases, agreements or other contracts or legally binding contractual commitments ("Contracts") which the Company or any of its Subsidiaries is a party to or bound by and that are of a type described below (each a "Material Contract" and, collectively, the "Material Contracts"):

                  (i) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000;

                  (ii) any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring aggregate future payments in excess of $25,000 (other than standard inventory, materials and supplies purchase orders executed in the ordinary course of business) which are not by their terms cancellable by the Company with 60 days or less notice;

                  (iii) any Contract relating to the borrowing of money, or the guaranty of another Person's borrowing of money in excess of $25,000;

                  (iv) any Contract granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any of its assets;

                  (v) any Contract limiting, restricting or prohibiting the Company, or any of its Subsidiaries from conducting business anywhere in the United States or elsewhere in the world;

                  (vi)   any joint venture or partnership Contract;

                  (vii) any Contract with any Governmental Entities (the "Governmental Contracts");

                  (viii) any consulting, lobbying or compensation Contract;

                  (ix) any Contract for the lease or sublease of real property;

                  (x) any Contract relating to the license of another Person's property that requires annual payments in excess of $10,000 and is material to the business of the Company and its Subsidiaries, taken as a whole; and

                  (xi) any Contracts that are material to the Company and its Subsidiaries, taken as a whole, and not entered into in the ordinary course of business.

         The Company has made available to Prison Realty a true and complete copy of each written Material Contract, including all amendments or other modifications thereto.

         (b) None of the Material Contracts have been modified or amended in any material respect, or assigned or transferred, in each case, other than in the ordinary course of business or except as specified in Schedule 3.09(b) hereto; and each is a valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its respective terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally.

         (c) To the knowledge of the Company and its Subsidiaries, no event or condition presently exists which constitutes a material default or breach, or, after notice or lapse of time or both, would constitute a material default or breach by the Company or any of its Subsidiaries under any of the Material Contracts.

         (d) All oral Material Contracts can be terminated by the Company or its Subsidiaries at any time before or after the Effective Time, without penalty, upon no more than thirty (30) days written notice.

         SECTION 3.10 SUBSEQUENT EVENTS. Except as set forth in Schedule 3.10 hereto or as contemplated by this Agreement or the Pre-Closing Transactions, the Company and its Subsidiaries have not, since December 31, 1997:

         (a) Operated other than in the ordinary course of business, consistent with past practice except as necessary to consummate the transactions contemplated herein.

         (b) Discharged or satisfied any material lien or encumbrance, or paid, in each case, prior to the time it is due and payable, any material obligation or liability (absolute, accrued, contingent or otherwise) which would have a Material Adverse Effect on the Company, other than liabilities shown or reflected on the Balance Sheets or which are required to be discharged, satisfied or paid by any Law.

         (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a Material Adverse Effect, except as may have been required with respect to income or operations of the Company or any of its Subsidiaries since December 31, 1997 or as may be required under any mortgages.

         (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of the Company and its Subsidiaries, other than Permitted Liens (as hereinafter defined).

         (e) Sold or transferred any of the assets material to the consolidated business of the Company and its Subsidiaries, canceled any material debts or claims or waived any material rights, other than in the ordinary course of business consistent with past practice.

         (f) Granted any general or uniform increase in the rates of pay of employees, other than in the ordinary course of business consistent with past practice, or any material increase in salary payable or to become payable by the Company or any of its Subsidiaries to any officer, director, warden, assistant warden or any similar administrator of a facility or group of employees, consultant or agent (other than normal increases consistent with past practices or as required under any existing employment agreement).

         (g) Entered into any material transaction other than permitted under other sections of this Agreement or in the ordinary course of business consistent with past practice.

         (h) Incurred or agreed to incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice.

         SECTION 3.11 TAX MATTERS. (a) Except as set forth in Schedule 3.11 hereto:

                  (i) The Company has timely filed, or caused to be filed on its behalf, all tax returns required to be filed by it (collectively, the "Company Returns") and as of the time of filing, all the Company Returns were complete and accurate in all material respects. The Company has paid all taxes (whether or not shown on any tax return) due or claimed to be due from it by Federal, state or local taxing authorities except for taxes being contested in good faith as to which adequate reserves have been provided and which are disclosed in the Financial Statements and taxes currently payable without penalty or interest, except where the failure to so file or make such payments would not have a Material Adverse Effect.

                  (ii) The Company has not requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent.

                  (iii) No deficiency for any taxes has been proposed, asserted or assessed in writing against the Company.

                  (iv) No agreement or other document extending, or having the effect of extending, the period of assessment or collection of any tax, and no power of attorney with respect to any such tax, has been filed with the Internal Revenue Service or any other Governmental Entity.

                  (v) No claim for unpaid taxes has become a Lien of any kind against the property of the Company or is being asserted against the Company.

                  (vi) The Company is not a party to or is otherwise bound by (or has any assets bound by) any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement.

                  (vii) The Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate tax authorities all taxes required to be so withheld and paid over for all periods for which the statutory period of limitations for the assessment of tax has not yet expired.

         (b) Notwithstanding anything herein to the contrary, no representation or warranty is made in regard to any tax liability resulting from the consummation of the Pre-Closing Transactions.

         (c) For purposes of this Agreement, "tax" means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or additional minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         SECTION 3.12 OWNED REAL AND PERSONAL PROPERTY.

         (a) OWNED REAL PROPERTY. Schedule 3.12 (a) hereto sets forth a list of all Real Property (as defined below) owned by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.12(a) hereto, there are no outstanding contracts for the sale of any of the Real Property.

         (i) The Company or a Subsidiary of the Company owns fee simple title to the Land (as hereinafter defined), free and clear of any deeds of trust, mortgages, Liens, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, encroachments, claims and any other matters affecting title or use of the Real Property, except the Permitted Exceptions (as hereinafter defined).

         (ii) Except as disclosed by the Permitted Exceptions, there are no adverse or other parties in possession of the Real Property or of any part thereof. Except as disclosed by the Permitted Exceptions, neither the Company nor any Subsidiary of the Company has granted to any party any license, lease or other right relating to the use or possession of the Real Property.

         (iii) Except as set forth on Schedule 3.12(a)(iii), no notice has been received by the Company or any Subsidiary of the Company from any insurance company that has issued a policy with respect to any portion of the Real Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work, and as of the Closing no such notice will have been received which shall not have been cured, or be in the process of being cured. No notice has been received by the Company or any Subsidiary of the Company from any issuing insurance company that any of such policies will not be renewed.

         (iv) The Company and its Subsidiaries have received no notice that any pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Real

Property or any portion thereof exists. The Company and its Subsidiaries have not heretofore received any notice that any such proceeding or charge is contemplated. Neither the Company nor any Subsidiary of the Company has received any notice of a proposed material increase in the assessed valuation of the Real Property.

         (v) Except as set forth on Schedule 3.12(a)(v) hereto, all Improvements (as hereinafter defined) (including all utilities) have been substantially completed and installed in accordance with the plans and specifications approved by the Governmental Entities having jurisdiction to the extent applicable. Except as set forth on Schedule 3.12(a)(v) hereto, permanent or temporary certificates of occupancy, all licenses, permits, authorizations and approvals required by all Governmental Entities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Improvements and are in full force and effect. Except as set forth on Schedule 3.12(a)(v) hereto, neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have any knowledge that the Improvements, as constructed and presently utilized, do not comply with all statutes, restrictions, regulations and ordinances applicable thereto, including but not limited to the Americans with Disabilities Act of 1990, as amended (the "ADA") and Section 504 of the Rehabilitation Act of 1973 ("Section 504"), as applicable.

         (vi) The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land are adequate to serve the current utility needs of the Real Property. Neither the Company nor any Subsidiary of the Company has received any notice and nor does the Company or any Subsidiary of the Company have any knowledge that any utilities required for the operation of the Improvements do not enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements, or that any approvals, licenses and permits required for said utilities have not been obtained and are not in full force and effect, or that any of said utilities are not installed and operating and all installation and connection charges have not been paid in full.

         (vii) Except as disclosed by the Permitted Exceptions or as set forth in Schedule 3.12(a)(vii) hereto, neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have any knowledge that the location, construction, occupancy, operation and use of the Real Property violates in any material respect any applicable Law (as hereinafter defined), order or determination of any Governmental Entity or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws, health laws and regulations, the ADA and
Section 504, as applicable.

         (viii) Except as set forth in Schedule 3.12(a)(viii) hereto, neither the Company nor any of its Subsidiaries have received any notice nor does the Company or any Subsidiary of the Company have any knowledge that there are any structural defects in any of the buildings or other Improvements constituting the Real Property, or that the Improvements, all heating, electrical, plumbing and drainage at, or servicing, the Real Property and all facilities and equipment relating thereto are not in good condition and working order and adequate in quantity and quality for the normal operation of the Real Property as constructed or currently utilized; or that any part of the Real Property has been destroyed or damaged by fire or other casualty; or that there are any unsatisfied requests for repairs, restorations or alterations with regard to the Real Property from any agent, employee or contractor of the Company or any Subsidiary of the Company, or any lender, insurance provider or Governmental Entity.

         (ix) Except as set forth in Schedule 3.12(a)(ix) hereto and except for the Improvements being constructed as specified in Section 3.12(a)(xiii), no work has been performed or is in progress at the Real Property, and no materials will have been delivered to the Real Property that might provide the basis for a mechanics', materialmen's or other Lien against the Real Property or any portion thereof, or amounts due for such work and material have been or will be paid or discharged as required under applicable Contracts.

         (x) Except as disclosed by the Permitted Exceptions, neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have any knowledge that it or any of its Subsidiaries is in default in any manner which would result in a Material Adverse Effect under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Real Property or any portion thereof, and neither the Company nor any Subsidiary of the Company has given any notice nor does the Company or any Subsidiary of the Company have any knowledge that any other party to any of the foregoing is in default thereunder.

         (xi) Neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have any knowledge that the Real Property does not have free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual easements); or that any approvals necessary therefor have not been obtained; or that any fact or condition exists which would result in the termination of the current access from the Real Property to any presently existing public highways and/or roads adjoining or situated on the Real Property.

         (xii) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary of the Company or the Real Property.

         (xiii) With respect to those Improvements being constructed as set forth on Schedule 3.12(a)(v) hereto (subject in any event to matters disclosed by the Permitted Exceptions):

                  (A) The budgets for the development and construction of the Improvements are attached hereto as Schedule 3.12(a)(xiii)(A). The current estimate of total costs shown on said budgets for the development and construction of the Improvements (excluding the Improvements relating to the Avery/Mitchell Facility) fairly and accurately reflect the Company's and its Subsidiaries' good faith estimate of the costs and expenses reasonably necessary to develop and construct the Improvements in accordance with the plans and specifications therefor. The information shown on said budgets with respect to the actual project costs for the development and construction of the Improvements (including the Improvements relating to the Avery/Mitchell Facility) and the percentage of project completion for such Improvements are true, correct and complete in all material respects, and the actual project costs shown on said budgets for said Improvements are for costs of materials in place and/or for labor expended for the development and construction of such Improvements. Neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have knowledge of any material deviations from the plans and specifications for the Improvements which would make the information shown on the budgets for such Improvements to be untrue or misleading in any material respect.

                  (B) Except as disclosed on Schedule 3.12(a)(xiii)(B), the plans and specifications for the Improvements have been approved by all applicable Governmental Entities having jurisdiction over the Real Property, the development and construction of the Improvements and the use and occupancy thereof for its intended purposes, and/or any utility services to the Real Property.

                  (C) All utility services necessary for the development and construction of the Improvements and the use and occupancy thereof for the purposes described on Schedule 3.12 (a)(v) are available through public or private easements or rights-of-way at the boundaries of the Real Property, including, without limitation, sanitary sewer, electricity, gas, water, telephone, and storm water drainage.

                  (D) All roads necessary for ingress and egress to the Real Property have either been completed pursuant to public or private easements, or the necessary rights-of-way therefore have been either (x) dedicated to public use and accepted by the appropriate Governmental Entity, or (y) obtained by private agreement, and are to be completed as provided in the plans and specifications for the Improvements or by the applicable governmental authority.

                  (E) Except as disclosed on Schedule 3.12(a)(xiii)(E), all building permits, curb cuts, sewer and water taps, and other permits, licenses, approvals, authorizations and consents required for the development and construction of the Improvements have been obtained.

                  (F) Neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have any knowledge that the plans and specifications for the Improvements, the development and construction of the Improvements pursuant thereto, and the use and occupancy of the Improvements for their intended purposes do not comply or will not comply with all applicable zoning ordinances, building regulations, restrictive covenants and Laws, and requirements, standards and regulations of appropriate supervising boards of fire underwriters and similar agencies, authorities or boards.

                  (G) The Company and its Subsidiaries have: (i) diligently pursued the development, construction and installation of the Improvements to completion; and (ii) performed such duties as are reasonably necessary to complete or to cause the completion of the development, construction and installation of the Improvements in accordance with the plans and specifications therefor, and in compliance with all construction, use, building, zoning and other similar laws, ordinances, rules, regulations, codes and restrictions of any applicable Governmental Entities or authorities or otherwise applicable thereto, and in a good and workmanlike manner.

                  (H) Neither the Company nor any Subsidiary of the Company has received any notice nor does the Company or any Subsidiary of the Company have any knowledge that it has not complied with all laws, ordinances, rules, regulations, judgments, orders, injunctions, writs and decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any of them, applicable to the construction of the Improvements. Except as disclosed on Schedule 3.12(a)(xiii)(H), or for supplemental assessments for portions of the Improvements completed during a tax year (which have not yet been assessed and which are not yet due and payable), the Company and its Subsidiaries have paid all taxes and assessments upon the Improvements or the Real Property as and when due, and all claims for labor or materials, rents, and other obligations that, if unpaid, will or might become a Lien against the Improvements or the Real Property.

                  (I) The Company and its Subsidiaries have maintained: (i) builder's risk insurance, all-risk nonreporting completed value form, insuring the Improvements against fire, theft, extended coverage, vandalism, and such other hazards; and (ii) such other insurance, all in such amounts and for such terms, as has been from time to time determined by the Company to be reasonably required to insure against such casualties or losses which at the time were commonly insured against in the case of premises similarly situated.

         (b) OWNED PERSONAL PROPERTY. The Company and its Subsidiaries have good title to all of their respective Personal Property, including, without limitation, all Personal Property reflected in the consolidated balance sheet of the Company and its consolidated Subsidiaries dated as of December 31, 1997 and referred to in Section 3.7 hereof (except as sold or otherwise disposed of in the ordinary course of business or as contemplated by the Pre-Closing Transactions), subject to no Lien other than Permitted Liens. Subsequent to December 31, 1997, other than as contemplated by the Pre-Closing Transactions, neither the Company nor any of its Subsidiaries has sold or disposed of any of their respective Personal Property or obligated itself to do so except in the ordinary course of business. The Personal Property of the Company and its Subsidiaries that is used in their respective businesses is in good operating condition and repair, subject only to ordinary wear and tear.

         For the purposes of this Agreement the following terms shall have the following meanings:

         "Engineering Documents" shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, ADA compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect's reports or certificates, feasibility studies, appraisals, and other similar plans and studies that relate to the Real Property or the Personal Property.

         "Excluded Personal Property" shall mean all those items of tangible and intangible personal property described on Schedule 3.12(c) hereto.

         "Fixtures" shall mean all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now or on the Closing Date owned by the Company or its Subsidiaries and located in, on or used in connection with, and permanently affixed to or incorporated into, the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, electronic security equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the definition of Personal Property and Excluded Personal Property.

         "Improvements" shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called "infrastructure" improvements.

         "Intangible Property" shall mean all Permits, Contracts and other intangible property or any interest therein now or on the Closing Date owned or held by the Company or the Subsidiaries in connection with the Real Property, including all water rights and reservations, rights to use the trade name applicable to the Real Property, and zoning rights related to the Real Property, or any part thereof.

         "Land" shall mean the real property more particularly described on
Schedule 3.12(a) hereto together with all of the Company's and its Subsidiaries' rights, titles, appurtenant interests, covenants, licenses, privileges and benefits thereto belonging, and the Company's and the Subsidiaries' right, title and interest in and to any easements, rights-of-way, rights of ingress or egress or other interests in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.

         "Permitted Exceptions" shall mean (i) those title exceptions which have been approved in writing by Prison Realty, (ii) title exceptions disclosed in the title policies scheduled on Schedule 3.12(d), and (iii) all matters set forth on Schedule 3.12(d).

         "Personal Property" shall mean all equipment, furniture, inventory and other assets (excluding certain management contracts with Governmental Entities for the management and operation of correctional and detention facilities) owned by the Company and its Subsidiaries.

         "Property" shall mean collectively, the Personal Property and the Real Property.

         "Real Property" shall mean collectively, the Land, the Improvements and the Fixtures.

         "Warranties" shall mean all warranties and guaranties with respect to the Real Property or Personal Property, whether express or implied, which the Company now holds or under which the Company is the beneficiary, to the extent the same are assignable by the Company.

         SECTION 3.13 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule
3.13 hereto:

         (a) The Company and its Subsidiaries have obtained all Environmental Permits (as hereinafter defined).

         (b) Neither the Company nor any of its Subsidiaries has received any Environmental Claim (as hereinafter defined), and, to the knowledge of the Company, no Environmental Claim is threatened against the Company or any Subsidiary.

         (c) The Company has not entered into or agreed to any consent decree, order or agreement under any Environmental Law, and the Company is not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, litigation, cleanup, remediation or removal of regulated substances under any Environmental Law.

         (d) Except in compliance in all material respects with all applicable Environmental Laws, there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) ureaformaldehyde insulation, (D) sumps, (E) surface impoundments, (F) landfills, (G) Hazardous Materials (as hereinafter defined), (H) wetlands or (I) endangered species, in each case, present at any Real Property that would give rise to a current liability of the Company or any of its Subsidiaries under any Environmental Laws.

         (e) Hazardous Materials have not been installed, used, generated, manufactured, treated, handled, transported, refined, produced, released, or threatened to be released, processed, stored or disposed of, or otherwise present in, at, on, from or under, any of the properties or facilities currently owned, leased or operated by the Company or any of its Subsidiaries in violation of any

Environmental Laws; nor have Hazardous Materials been released at or from any Real Property, except in compliance with and as permitted by Environmental Laws.

         (f) No activity has been undertaken on the Real Property which would cause (i) such properties or facilities to become a hazardous waste treatment, storage or disposal facility within the meaning of RCRA (as hereinafter defined) or any analogous state law or regulation, or otherwise cause such property or facilities to be subject to investigation, remediation or corrective action under or pursuant to any Environmental Law, (ii) a reportable release of Hazardous Materials from such property or facilities within the meaning of any Environmental Law or (iii) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require an Environmental Permit under any Environmental Law not already obtained by the Company or any of its Subsidiaries, as applicable.

         For the purposes of this Agreement, the following terms shall have the following meanings:

         "Environmental Claim" shall mean any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (c) otherwise relating to obligations or liabilities under any Environmental Laws.

         "Environmental Laws" shall mean any local, state or federal law relating to environmental conditions, industrial hygiene or public health and safety, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

         "Environmental Permits" shall mean all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and the Company Subsidiaries to conduct their operations and businesses.

         "Hazardous Materials" shall mean any substance, including without limitation, asbestos or any substance containing asbestos, lead based paint, solder or other building materials, radon or other substances deemed hazardous under any Environmental Law, the group of organic compounds known as polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Environmental Law.

         SECTION 3.14 EMPLOYEES AND FRINGE BENEFIT PLANS. (a) Schedule 3.14(a) hereto sets forth a complete list of all of the Company's directors, officers, wardens, assistant wardens, and other facility administrators, together with true and correct lists of any and all employment contracts, material fringe benefits and personnel policies. Except as provided in Schedule 3.14(a) hereto, the Company has no written employment agreements (other than non-compete agreements) with its employees.

         (b) Schedule 3.14(b) hereto contains a list of each material employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice of the Company or to which the Company contributes or has contributed within three years prior to the date of this Agreement (collectively, the "Plans" and individually, a "Plan"). Copies of each such agreement or plan have heretofore been delivered or made available to Prison Realty. Except as provided on
Schedule 3.14(b) hereto, the Company does not have any commitment (i) to create any additional such agreement, plan, arrangement or practice; or (ii) to modify or change any such agreement, plan, arrangement or practices other than as required by applicable law.

         (c) Except as set forth in Schedule 3.14(c) hereto, (i) the Company has no unfunded past service liability in respect of any of its Plans subject to Title IV of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"); (ii) the actuarial value of vested benefits under any Plan of the Company subject to Title IV of ERISA, computed on a termination basis, does not exceed the fair market value of the fund assets relating to the Plan; (iii) neither the Company nor any Plan has engaged in any non-exempt prohibited transactions as defined in ERISA, or the Code; (iv) all filings and reports as to the Plans required to have been made on or prior to the Closing Date to the Internal Revenue Service, the United States Department of Labor or other Governmental Entities have been made; (v) there is no material litigation, disputed claim, governmental proceeding or investigation pending or, to the knowledge of the Company, threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of the Plans; (vi) the Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; (vii) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Plan subject to Subtitle B of Title IV of ERISA with respect to which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation; and (viii) except as set forth on
Schedule 3.14(c) hereto, all contributions required to be made for all periods ending prior to the Closing (including the current plan years) will be made prior to Closing in accordance with past practice and the recommended contribution in any actuarial report.

         (d) Except as set forth in Schedule 3.14(d) hereto, the Company has complied in all respects with all applicable Laws, as hereinafter defined, relating to employee's employment and/or employment relationships, including, without limitation, wage related Laws, anti-discrimination Laws and employee safety Laws except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect.

         (e) Except as set forth in Schedule 3.14(e) hereto, the Company is not a party to any contract or agreement which would require Prison Realty to hire, or subject the Surviving Corporation or Prison Realty to liability if it terminated or did not hire, any employee of the Company or which would require the Surviving Corporation or Prison Realty to pay or provide, or subject the Surviving Corporation or Prison Realty to liability if it did not pay or provide, any employee benefits to any employee of the Company for periods prior to or after the Closing Date, other than (i) coverage mandated by Section 4980B of the Code or other applicable continuation-of-coverage laws, (ii) retirement benefits payable under any Plan qualified under Section 401(a) of the Code, or
(iii) deferred compensation accrued as a liability in the Financial Statements or incurred after December 31, 1997 in the ordinary course of business consistent with the prior practice of the Company pursuant to a Plan.

         SECTION 3.15 COMPLIANCE WITH APPLICABLE LAWS. To the knowledge of the Company, the business of the Company and of each of its Subsidiaries is and, except to the extent as would not have a Material Adverse Effect, has been operated, and every Affiliate (as hereinafter defined) and other person acting on the Company's and the Subsidiaries of the Company's behalf, are acting and, except to the extent as would not have a Material Adverse Effect, have acted, in compliance with all applicable Laws (other than those laws covered in Sections
3.13 and 3.14 hereof) and other requirements of Governmental Entities. As of the date of this Agreement, to the knowledge of the Company, no investigations or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any of their officers or directors (present and former) is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

         SECTION 3.16 LABOR RELATIONS. Except as set forth in Schedule 3.16 hereto, neither the Company nor its Subsidiaries are a party to any labor contract, collective bargaining agreement, contract, letter of understanding or any other arrangement, formal or informal, with any labor union or organization which obligates the Company or its Subsidiaries to compensate its employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. To the knowledge of the Company, there is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company or any of its Subsidiaries and any present or former employee of the Company or its Subsidiaries. Except as set forth in Schedule 3.16 hereto, to the knowledge of the Company, there has not been any labor union organizing activity with respect to the Company's employees within the last five (5) years.

         SECTION 3.17 REGULATORY APPROVALS. Except as disclosed in Schedule 3.17 hereto, the Company and each of its Subsidiaries holds all local, state and Federal licenses, permits, registrations, certificates, consents, accreditations and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as currently conducted, except for those licenses, permits, registrations, certificates, consents, accreditations, or approvals, the absence of which would not have a Material Adverse Effect. No such license or regulatory approval has been revoked, conditioned (except as may be customary) or restricted.

         SECTION 3.18 INTELLECTUAL PROPERTY. Schedule 3.18 hereto sets forth a list of all patents and registered trademarks, tradenames, service names, service marks, and copyrights owned by the Company or its Subsidiaries or used or required by the Company or its Subsidiaries in the operation of its business, and any applications pending for the registration thereof with any Governmental Entity (collectively, the "Intellectual Property"), title to each of which is, except as set forth in such schedule, held by the Company or its Subsidiaries free and clear of all Liens. Except as set forth on Schedule 3.18 hereto, neither the Company nor the Subsidiaries have assigned or granted the right to use any of their material Intellectual Property to any third party. Neither the Company nor its Subsidiaries is in any way making use of any confidential information or trade secrets of any person except where the Company or its Subsidiaries have the right to use such information. Except as set forth in
Schedule 3.18 hereto, to the knowledge of the Company, there presently is no infringement or misappropriation of any Intellectual Property used or owned by the Company or the Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

         SECTION 3.19 INSURANCE. Schedule 3.19 hereto sets forth a list and brief description (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, workmen's compensation, health, life, automobile, general liability and other forms of insurance presently in effect with respect to the Company and its Subsidiaries. All such policies are in full force and effect on the date hereof and neither the Company nor any of its Subsidiaries are in default with respect to the payment of any premiums due and owing under such policies. Except as described in Schedule 3.19 hereto, neither the Company nor any of its Subsidiaries have been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last two years.

         SECTION 3.20 SEC FILINGS. Neither the Company nor any of its Subsidiaries has ever issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Investment Company Act of 1940, as amended, and no security issued by the Company or any of its Subsidiaries has ever been registered pursuant to the Securities Exchange Act of 1934, as amended. All shares of Company Capital Stock issued by the Company and all Company Warrants and Company Options were issued pursuant to an exemption from the registration requirements of the Securities Act.

         SECTION 3.21 ABSENCE OF QUESTIONABLE PAYMENTS. Except as set forth on
Schedule 3.21 hereto, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any unlawful payment to any foreign or domestic governmental or judicial officials or employees, (ii) made any unlawful payment (including, but not limited to, any bribe, rebate, payoff, kickback or influence payment) to any person or entity, private or public, whether in the form of cash, property, services or otherwise, (iii) violated or is in violation of any provision of any Laws relating to corruption of governmental officials or representatives, including the Foreign Corrupt Practices Act and similar Laws, (iv) established or maintained any funds of monies or other assets for the purposes specified in clauses (i) or (ii) above, or (iv) made any false or fictitious entry on the books or records of the Company relating to any payment referred to in clauses (i) or (ii) above.

         SECTION 3.22 CONFLICTS OF INTEREST. Except as set forth on Schedule
3.22 hereto, no director or officer of the Company, or an Affiliate of the same, is either a supplier of goods or services to the Company, or directly or indirectly controls or is a director, trustee, officer, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to the Company (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies). Schedule 3.22 hereto sets forth an accurate and complete description of such relationships.

         SECTION 3.23 KENTUCKY BUSINESS COMBINATION ACT. The Company Shareholder Approval constitutes approval of the Merger for purposes of ss.271B.12-210 of the KBCA.

         SECTION 3.24 COMMISSIONS AND FEES. Except with respect to fees due to Credit Suisse First Boston Corporation, there are no claims for brokerage commissions, investment bankers' fees or finder's fees from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement resulting from any action taken by the Company, any of its Subsidiaries or any of their respective officers, directors or agents.

         SECTION 3.25 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston Corporation that, as of the date thereof, the Per Share Cash Consideration was fair to holders of the Company Common Stock from a financial point of view.

         SECTION 3.26 CORPORATE RECORDS. The Company and each Subsidiary has delivered or provided to Prison Realty for its review true, complete and correct copies of the following items, as amended and presently in effect, for the Company and each of the Subsidiaries: (a) articles of incorporation (or other organizational documents), (b) bylaws (or other similar documents), (c) minute books, and (d) stock registration books (or other books showing the transfer of equity interests in an entity) (all hereinafter referred to as the "Corporate Records"). The Corporate Records contain a record of all shareholder, director and executive committee meetings and actions taken without a meeting from the date of each entities' incorporation or formation to the date hereof. The stock registration books are complete and accurate and contain a complete record of all transactions in each entities' equity interests from the date of its incorporation or formation to the date hereof.

         SECTION 3.27 BANKING RELATIONSHIPS. Schedule 3.27 hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of the Subsidiaries maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom. The Company and the Subsidiaries shall deliver upon execution of this Agreement to Prison Realty copies of all records, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts.

         SECTION 3.28 INTRA-COMPANY DEBT. Except as set forth in Schedule 3.28 hereto and except for travel advances and other advances and borrowings from the Company made in the ordinary course of business, there is no outstanding indebtedness owing to the Company or any of its Subsidiaries by any of the Indemnifying Shareholders or any of the directors, officers, wardens, assistant wardens or other facility administrators of the Company or any Subsidiary of the Company to the Company.

         SECTION 3.29 FULL DISCLOSURE. All of the representations and warranties made by the Company herein or in the Schedules are true, correct, and complete in all material respects and no representation or warranty made by the Company in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation, warranty or statement not misleading. Documents delivered or to be delivered to USCA and Prison Realty pursuant to this Agreement are or will be true and complete copies of what they purport to be.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PRISON REALTY AND USCA

         Prison Realty and USCA hereby represent and warrant, jointly and severally, to the Company as follows:

         SECTION 4.01 ORGANIZATION AND EXISTENCE. Prison Realty is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland with full power and authority to own its properties and conduct its business as now conducted, and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify could have a Material Adverse Effect. Prison Realty holds all material licenses, consents and approvals, and has satisfied all eligibility and other similar requirements imposed by Federal and state regulatory bodies, administrative agencies or other governmental bodies, agencies or offices, in each case as required for the conduct of the business in which it is engaged.

         SECTION 4.02 AUTHORIZATION. Prison Realty has all requisite power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered,by it pursuant to this Agreement, and has taken all action required to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the consummation of the Merger hereunder has been approved by the Board of Trustees of Prison Realty. This Agreement has been duly executed and delivered by Prison Realty and is a valid and binding obligation of Prison Realty enforceable against Prison Realty in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditor's rights generally.

         SECTION 4.03 CONSENTS. Neither the execution, delivery or performance of this Agreement by Prison Realty nor the consummation by Prison Realty of the transactions contemplated hereby nor compliance by Prison Realty with any of the provisions hereof will (a) conflict with or result in any breach of any provision of either of Prison Realty's Amended and Restated Declaration of Trust or Amended and Restated Bylaws; (b) require any filing with, or permit, authorization, waiver, consent, declaration or approval of a Governmental Entity, including filings under the HSR Act; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Prison Realty or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (d) violate any Law applicable to Prison Realty, any of its Subsidiaries or any of their properties or assets.

         SECTION 4.04 INVESTMENT RENTAL PROPERTY ASSETS. Prison Realty intends to use, and cause USCA to use, the real estate assets being acquired through the Merger as "Investment Real Property", as such term is defined in Section 802.5 of the HSR Act rules.

         SECTION 4.05 LITIGATION. There are no actions, suits, proceedings or investigations, either at law or equity, or before any Governmental Entity, of any kind now pending or, to the knowledge of Prison Realty, threatened or proposed, involving Prison Realty, USCA or any of their properties or assets, that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Prison Realty or USCA under this Agreement.

         SECTION 4.06 COMMISSIONS AND FEES. Except with respect to fees due to J.C. Bradford & Co., LLC, which fees shall be paid by Prison Realty, there are no claims for brokerage commissions, investment banker's fees or finder's fees in connection with the transactions contemplated by this Agreement resulting from any action taken by Prison Realty or any of its officers, trustees, agents or Subsidiaries.

         SECTION 4.07 OPINION OF FINANCIAL ADVISOR. The Board of Trustees of Prison Realty has received the opinion of J.C. Bradford & Co., LLC to the effect that, as of its date and subject to the conditions thereof, the Merger Consideration is fair from a financial point of view to the holders of Prison Realty's capital shares.

         SECTION 4.08 ORGANIZATION AND EXISTENCE OF USCA. USCA is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky with full corporate power and authority to own its properties and conduct its business as now conducted, and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify could have a Material Adverse Effect. USCA holds all material licenses, consents and approvals, and has satisfied all eligibility and other similar requirements imposed by Federal and state regulatory bodies, administrative agencies or other governmental bodies, agencies or offices, in each case as required for the conduct of the business in which it is engaged. USCA is a newly formed, wholly-owned subsidiary of Prison Realty and, except for activities incident to the acquisition of the Company, USCA has not engaged in any business activities of any type or kind whatsoever prior to the date hereof.

         SECTION 4.09 AUTHORIZATION OF USCA. USCA has all requisite corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, and has taken all action required to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the consummation of the Merger hereunder has been approved by the Board of Directors and sole shareholder of USCA. The Agreement has been duly executed and delivered by USCA and is a valid and binding obligation of USCA enforceable against USCA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditor's rights generally.

         SECTION 4.10 CONSENTS OF USCA. Neither the execution, delivery or performance of this Agreement by USCA nor the consummation by USCA of the transactions contemplated hereby nor compliance by USCA with any of the provisions hereof will (a) conflict with or result in any breach of any provision of USCA's articles of incorporation or Bylaws; (b) require any filing with, or permit, authorization, waiver, consent, declaration or approval of a Governmental Entity, including filings under the HSR Act; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USCA is a party or by which it or any of its properties or assets may be bound; or (d) violate any other Law.

         SECTION 4.11 INVESTMENT RENTAL PROPERTY ASSETS OF USCA. USCA intends to use the real property assets acquired through the Merger as "Investment Real Property", as such term is defined in Section 802.5 of the HSR Act rules.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         SECTION 5.01 FUNDED DEBT. (a) At the Closing, Prison Realty shall pay all indebtedness and satisfy all obligations, including accrued but unpaid interest, evidenced by the following instruments: (i) that certain $18,750,000 Subordinated Promissory Note dated March 26, 1997, payable by USCC to the Whitney Subordinated Debt Fund, L.P. ("WSDF"); (ii) that certain $11,250,000 Subordinated Promissory Note dated March 26, 1997, payable by USCC to Chase Venture Capital Associates, L.P. ("Chase"); (iii) that certain $6,250,000 Amended and Restated Subordinated Promissory Note, dated as of December 31, 1996, payable by USCC to WSDF; and (iv) that certain $3,750,000 Amended and Restated Subordinated Promissory Note, dated as of December 31, 1996, payable by USCC to Chase.

         (b) As soon as is reasonably practicable after the Effective Time, Prison Realty shall pay all indebtedness and satisfy all obligations pursuant to that certain Amended and Restated Credit Agreement among the Company, USCC, Morgan Guaranty Trust Company of New York, as documentation agent, Credit Suisse First Boston, as syndication agent, and the Banks signatory thereto dated as of October 31, 1997.

         SECTION 5.02 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 5.03 COOPERATION. Subject to the terms and conditions of this Agreement, each of Prison Realty, USCA and the Company shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to effectuate and complete the Merger and transactions contemplated herein and (ii) to cause the obligations of the parties hereto to be satisfied as promptly as practicable.

         SECTION 5.04 INDEMNIFICATION OF DIRECTORS AND OFFICERS. The articles of incorporation and bylaws (or equivalent governing instruments) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation and bylaws of the Company and its Subsidiaries in effect immediately prior to the Effective Time. Such indemnification provisions shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the articles of incorporation and bylaws (or equivalent governing instruments) of the Company or any of its Subsidiaries. Prison Realty shall provide directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time to the same extent it currently maintains directors' and officers' liability insurance for its own account.

         SECTION 5.05 NO BREACH. Notwithstanding anything to the contrary contained herein, the parties hereto agree that no representation, warranty or covenant made by the Company in this Agreement is breached by virtue of the Company or any of its Subsidiaries executing or delivering the documents necessary or desirable to effectuate the performance and consummation of the Pre-Closing Transactions or performing the Pre-Closing Transactions, and no claim for indemnification pursuant to the Indemnification and Escrow Agreement shall be made by Prison Realty or the Surviving Corporation in respect of the breach of any representation, warranty or covenant contained herein as a result of such execution, delivery and performance.

         SECTION 5.06 REQUIRED SHAREHOLDER NOTICES. Immediately after the Closing, the Company shall mail to each holder of Shares of Company Common Stock who did not execute the Company Shareholder Approval the notice required by ss.271B.7-040(7), ss.271B.13-200(2) and ss.271B.13-220 of the KBCA.

                                   ARTICLE VI
                               CLOSING DELIVERIES

         SECTION 6.01 DELIVERIES BY THE COMPANY. At the Closing, the Company shall deliver to USCA and Prison Realty the following:

         (a) An opinion of Goldberg & Simpson, P.S.C., counsel to the Company dated the Closing Date, addressed to Prison Realty.

         (b) The written resignation of each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time.

         (c) Payoff letters from the holders of the indebtedness referred to in
Section 5.01 setting forth the amounts required to pay such indebtedness in full on or after the Effective Date and reflecting the agreement of such holders to terminate all agreements relating to such indebtedness and to release and discharge any collateral or liens securing same upon receipt of the amounts set forth in such letters.

         (d) A noncompetition agreement from each of Robert B. McQueen, President of the Company, and Milton D. Thompson, Chairman of the Board of Directors of the Company, addressed to Prison Realty.

         (e) With respect to each of (i) Dismas Charities, Inc. v. J. Clifford Todd, et al., Civil Action No. 3:94CV-701-C (United States District Court for the Western District of Kentucky) (the "Dismas Litigation") and (ii) Michael D. Sanders, et al. v. U.S. Corrections Corporation, d/b/a River City Correctional Center, No. 96-CI-05936 (Jefferson Circuit Court, Division Sixteen, Jefferson County, Kentucky) (the "Sanders Litigation") (the "Dismas Litigation" and the "Sanders Litigation" are referred to collectively, as the "Lawsuits"), USCA and Prison Realty shall have received the following:

                  (x)      a Settlement Agreement and Release;

                  (y) a certified copy of the order of the presiding court dismissing each Lawsuit with prejudice; and

                  (z) written confirmation (i) from Fidelity and Deposit Company of Maryland and/or Colonial American Casualty and Surety Company that the Supercedes Bond issued in connection with the Sanders Litigation has been released and terminated and (ii) from an affiliate of Credit Suisse First Boston that its Irrevocable Letter of Credit No. TS-06000985, dated March 17, 1998 has been returned and terminated and is no longer outstanding.

         (f) The Indemnification and Escrow Agreement executed by the Indemnifying Shareholders.

         (g) Satisfactory evidence that Robert B. McQueen has repaid in full his indebtedness in the amount of $279,083, plus any accrued but unpaid interest thereon, to the Company.

         (h) The resolutions of the Board of Directors of the Company approving this Merger Agreement and all transactions contemplated hereby, certified by the Secretary of the Company.

         (i) Evidence of the Company Shareholder Approval, certified by the Secretary of the Company.

         (j) Fully executed copies of the documents relating to the Pre-Closing Transactions.

         SECTION 6.02 DELIVERIES BY PRISON REALTY AND USCA. At the Closing, Prison Realty and USCA shall deliver to the Company the following:

         (a) Opinions of each of Stokes & Bartholomew, P.A., counsel to Prison Realty, and Stites & Harbison, special Kentucky counsel to USCA, dated the Closing Date, addressed to the Company.

         (b) The resolutions of the Board of Trustees of Prison Realty approving this Merger Agreement and all transactions contemplated hereby, certified by the Secretary of Prison Realty.

         (c) The resolutions of the Board of Directors of USCA approving this Merger Agreement and all transactions contemplated hereby, certified by the Secretary of Prison Realty.

         (d) The Indemnification and Escrow Agreement executed by Prison Realty and USCA.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements (other than pursuant to Section 5.04 hereof, which shall survive in accordance with its terms), made by the parties to this Agreement or in any certificate, Exhibit, Schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive for a period of one year following the Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date in the decision of any party to complete the Closing, each party shall be entitled to rely on the representations, warranties, covenants and agreements set forth herein and therein.

         SECTION 7.02 EXPENSES. Each of the parties shall pay all of its own legal, accounting, investment banking and other fees and expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement (it being understood that the Company will pay at Closing the fees and expenses of Credit Suisse First Boston, Paul, Weiss, Rifkind, Wharton & Garrison; Goldberg & Simpson, P.S.C., Morrison, Cohen, Singer & Weinstein, LLP and Coopers & Lybrand without any deduction from the Purchase Price).

         SECTION 7.03 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to Prison Realty:

                  Prison Realty Trust
                  10 Burton Hills Boulevard, Suite 100
                  Nashville, Tennessee 37215
                  Telephone: (615) 263-0225
                  Facsimile: (615) 263-0212
                  Attention: D. Robert Crants, III, President

         with a copy to:

                  Stokes & Bartholomew, P.A.
                  424 Church Street, Suite 2800
                  Nashville, Tennessee 37219
                  Telephone: (615) 259-1425
                  Facsimile: (615) 259-1470
                  Attention: Elizabeth E. Moore, Esq.

         If to USCA:

                  USCA Corporation
                  10 Burton Hills Boulevard, Suite 100
                  Nashville, Tennessee 37215
                  Telephone: (615) 263-0225
                  Facsimile: (615) 263-0212
                  Attention: D. Robert Crants, III, President

         with a copy to:

                  Stokes & Bartholomew, P.A.
                  424 Church Street, Suite 2800
                  Nashville, Tennessee 37219
                  Telephone: (615) 259-1425
                  Facsimile: (615) 259-1470
                  Attention: Elizabeth E. Moore, Esq.

         If to the Company:

                  U.S. Corrections Corporation
                  10 Burton Hills Boulevard, Suite 100
                  Nashville, Tennessee 37215
                  Telephone: (615) 263-0200
                  Facsimile: (615) 263-0212
                  Attention: D. Robert Crants, III, President with a copy to:

                  Stokes & Bartholomew, P.A.
                  424 Church Street, Suite 2800
                  Nashville, Tennessee 37219
                  Telephone: (615) 259-1425
                  Facsimile: (615) 259-1470
                  Attention: Elizabeth E. Moore, Esq.

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

         SECTION 7.04 DEFINITIONS.

         (a) The term "Affiliate" with respect to the Company or any of its Subsidiaries shall mean any Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any of its Subsidiaries.

         (b) The terms "knowledge of the Company" and "knowledge of a Subsidiary" shall mean, with respect to the Company or to any Subsidiary of the Company, the actual knowledge after due inquiry of any officer or director of the Company other than Gary W. Freeland and Lyda Merritt.

         (c) The term "Laws" shall mean all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the disabled or handicapped persons (but not including, however, Environmental Laws, which are addressed in Section 3.13 hereof);

         (d) The terms "Material Adverse Change" or "Material Adverse Effect" shall mean, when used in connection with the Company or Prison Realty, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business, financial position or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that "Material Adverse Change" and "Material Adverse Effect" shall be deemed to exclude the impact of changes generally affecting the industries in which both the Company and Prison Realty operate (including accounting, tax and regulatory changes or the economy or securities markets in general) and the impact of this Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby and the Pre-Closing Transactions;

         (e) The term "Permitted Lien" shall mean (i) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by generally accepted accounting principals;
(ii) the claims of materialmen, mechanics, carriers, warehousemen, processors, or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings; (iii) Liens reflected on the Financial Statements; and (iv) Liens disclosed on the Schedules hereto.

         (f) The term "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization or a government or political subdivision thereof;

         (g) The term "Subsidiary" shall mean, with respect to any entity, any corporation, partnership, joint venture, limited liability company or other business organization of which fifty percent (50%) or more of the capital stock or other equity interest is owned, either directly or indirectly, by such entity, or of which such entity is, whether alone or in combination with others, in a control position.

         SECTION 7.05 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         SECTION 7.06 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Kentucky, applied without giving effect to any conflicts-of-law principles, except that any provisions required to be governed by the laws of the Commonwealth of Kentucky, shall be governed thereby.

         SECTION 7.07 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         SECTION 7.08 INTEGRATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         SECTION 7.09 ENTIRE AGREEMENT. This instrument, including all Exhibits and Schedules contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.

         SECTION 7.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         SECTION 7.11 NO RULE OF CONSTRUCTION. The parties acknowledge that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         SECTION 7.12 SPECIFIC PERFORMANCE. The parties agree that irreparable injury would occur by a breach of this Agreement and that money damages would not be sufficient remedy for any such breach. Accordingly, each party shall be entitled to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach (which shall be in addition to all other remedies available at law and equity to such party).

         SECTION 7.13 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 7.14 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 7.15 PARTIES IN INTEREST. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 5.01, 5.04 and 5.05 (the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced directly by the beneficiaries thereof.

         IN WITNESS WHEREOF, Prison Realty, USCA and the Company have caused this Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

PRISON REALTY:                      PRISON REALTY TRUST



                                    By: /s/ D. Robert Crants, III
                                       -----------------------------------

                                    Its: President
                                        ----------------------------------


USCA:                               USCA



                                    By: /s/ D. Robert Crants, III
                                       -----------------------------------

                                    Its: President
                                        ----------------------------------


THE COMPANY:                        U.S. CORRECTIONS CORPORATION



                                    By: /s/ Robert B. McQueen
                                       -----------------------------------

                                    Its: President
                                        ----------------------------------